UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 31, 2022 (Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or Other Jurisdiction of Incorporation)	(Commission File No)	(IRS Employer Identification Number)

1015 Third Avenue, Seattle, Washington		98104
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (206) 674-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	EXPD	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document contain forward-looking statements, which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. These forwarding looking statements include the financial and operational impact of the cyber-attack and our ability to reinitiate EDI connections to customers; economic uncertainty; the increasing complexity of our transactions along with our ability to analyze our productivity and improve efficiencies; our ability to repurchase shares; the success of our strategic initiatives; our ability to leverage our carrier relationships to secure space; and our ability to retain high-performing employees. These and other factors are discussed in the Company’s regulatory filings with the Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and most recent 10-Q for the quarter ended June 30, 2022. The forward-looking statements contained in this filing speak only as of this date and the Company does not assume any obligation to update them except as required by law.

SELECTED QUESTIONS & ANSWERS

1.

With relatively soft volumes during the quarter, why did you increase headcount as much as you did and how will you increase productivity and maintain your margins if volumes continue to soften and if rates start to become less volatile while trending lower?

As we mentioned in our press release, in Q2 2022 we had not re-established all of our customer connections that were disrupted during the cyber-attack. We know that some of the softness during the quarter was related to recovering from the cyber-attack, including reinitiating EDI connections with our customers, and we believe that most of our customers have returned. Because of the impact of the cyber-attack, it is difficult to understand precisely how our volumes were impacted in the quarter.

We also recognize that business has not returned to normal; meaning it is in a different state than it was before the pandemic with regard to the complexity of our transactions. For example, we know that it is taking longer to process a shipment today than it did prior to the pandemic. We are currently in the process of analyzing our productivity numbers so that we can understand what has changed, what changes will be permanent, and where opportunities may exist to optimize those processes to maximize efficiencies.

Additionally, we do not have clear visibility to what future volumes may look like. We hear of excess inventory in the retail space and of difficult economic conditions in general, but we also know that supply chains still remain constrained.

As a service-based business, our reputation has a very large impact on customers choosing to work with Expeditors. We recognize that our employees play the largest role in maintaining those relationships and due to this, we will always fall on the side of protecting our employees even in downturns.

One of management’s roles is to balance the required number of staff with the amount of work to be done. That is exactly what is happening with our review of our productivity numbers. Keep in mind that achieving this balance tends to occur over a period of time due to the nature of our customer-service-based business.

2.	With roughly $2 billion in cash on your balance sheet, are you re-thinking your capital allocation strategy?

Our capital allocation process has not changed. First and foremost, we invest in our people, processes and technology. We also look for other opportunities to invest in our growth strategies. We then look to continue growing our dividends to shareholders. On May 3, 2022, we announced our semi-annual dividend payment of $0.67 per share, which represents a 15.5% annual increase and is the 29th consecutive year that we have increased our dividend to shareholders. Lastly, we always review our global working capital needs, cash flow expectations, and market conditions to determine if there is an opportunity to repurchase shares equal to those issued to employees and Directors as equity compensation and to further reduce the total of our outstanding shares. During Q2 2022, we returned $659 million to shareholders in repurchased stock and dividends.

3.	Have the significant post-pandemic disruptions to the supply chain caused you to re-think your key strategic initiatives?

Yes, we regularly review our strategic initiatives and expect that our current review could result in adjustments to some of those initiatives, particularly as supply chain challenges and disruptions as a result of the pandemic exasperate challenges that already existed before the pandemic.

As an example, trade issues between countries have become larger matters in recent years. We believe these trade differences are not likely to subside soon, and these and other supply chain issues may cause companies to make changes regarding where they source products or manufacture goods.

A good strategic plan will take such complications and complexities into consideration. We are still in the process of finalizing our updated strategic plan and expect some of our initiatives to remain the same, others to be modified, and possibly new initiatives to be added. Our goal is to have our strategic plan finalized by year-end.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

August 31, 2022	/s/ BRADLEY S. POWELL
Bradley S. Powell,
Senior Vice President and Chief Financial Officer